Exhibit 99.1

DTE Gas Company

Consolidated Financial Statements as of December 31, 2012 and 2011 and for each of the three years in the period ended
December 31, 2012 and Report of Independent Registered Public Accounting Firm

DEFINITIONS

ASC	Accounting Standards Codification

ASU	Accounting Standards Update Costs to achieve, consisting of project management, consultant support and employee severance, related to the Performance Excellence Process

Customer Choice	Michigan legislation giving customers the option to choose alternative suppliers for gas.

DTE Energy	DTE Energy Company, directly or indirectly the parent of DTE Electric Company, DTE Gas Company and numerous non-utility subsidiaries.

DTE Gas	DTE Gas Company (an indirect wholly owned subsidiary of DTE Energy) and subsidiary companies.
Formerly known as Michigan Consolidated Gas Company.

FASB	Financial Accounting Standards Board

FERC	Federal Energy Regulatory Commission

GCR	A Gas Recovery Recovery mechanism authorized by the MPSC that allows DTE Gas to recover through rates its natural gas costs.

MPSC	Michigan Public Service Commission

RDM	A Revenue Decoupling Mechanism authorized by the MPSC that is designed to minimize the impact on revenues of changes in average customer usage of natural gas.

SFAS	Statement of Financial Accounting Standards

Units of Measurement

Bcf	Billion cubic feet of gas

Mcf	Thousand cubic feet of gas

MMcf	Million cubic feet of gas

MANAGEMENT'S NARRATIVE ANALYSIS OF RESULTS OF OPERATIONS

Certain items reflected in the accompanying Consolidated Financial Statements have been eliminated in the DTE Energy Consolidated Financial Statements.

	2012	2011	2010
(in Millions)
Operating Revenues	$1,293	$1,483	$1,628
Cost of Gas	536	729	855
Gross Margin	757	754	773
Operation and Maintenance	380	390	373
Depreciation and Amortization	92	89	92
Taxes Other Than Income	53	53	54
Operating Income	232	222	254
Other (Income) and Deductions	68	54	56
Income Tax Expense	50	59	68
Net Income	$114	$109	$130

Gross margin increased $3 million in 2012 and decreased $19 million in 2011. Revenues associated with certain tracking mechanisms and surcharges are offset by related expenses elsewhere in the Consolidated Statement of Operations.

	2012	2011
(in Millions)
Weather	$(41)	$25
Lost and stolen gas	29	—
Uncollectible expenses tracking mechanism	—	(27)
Revenue decoupling mechanism	11	5
Energy optimization revenue	6	10
Midstream storage and transportation revenues	6	(12)
Self-implementation and rate orders	5	(4)
Subsidiaries transferred to an affiliate	—	(17)
Lower average consumption	(6)	—
Energy optimization performance incentive	(2)	7
Other	(5)	(6)
Increase (decrease) in gross margin	$3	$(19)

	2012	2011	2010
Gas Markets (in Bcf)
Gas sales	102	120	116
End user transportation	157	141	140
	259	261	256
Intermediate transportation	264	273	391
	523	534	647
Operation and maintenance expense decreased $10 million in 2012 and increased $17 million in 2011. The decrease in 2012 is primarily due to reduced uncollectible expenses of $9 million, lower legal liability expenses of $4 million and lower customer service expenses of $3 million, partially offset by increased energy optimization expenses of $6 million and higher employee benefit-related expenses of $3 million. The increase in 2011 is primarily due to the 2010 deferral of $32 million of previously expensed costs to achieve restructuring expenses and increased energy optimization expenses of $10 million, partially offset by reduced uncollectible expenses of $13 million, reduced expenses for subsidiaries transferred to an affiliate of $6 million, lower customer service expenses of $5 million, and lower gas operations expenses of $4 million.

Other (income) and deductions were higher by $14 million in 2012 and lower by $2 million in 2011. The increase in
2012 was due primarily to higher contributions to the DTE Energy Foundation of $21 million, partially offset by lower interest expenses of $5 million. The decrease in 2011 was due primarily to lower interest expense of $3 million.

Income tax expense was lower by $9 million in 2012. The decrease is principally due to adjustments to deferred taxes.

Outlook — We continue to move forward in our efforts to achieve operational excellence, sustained strong cash flows and earn our authorized return on equity. We expect that our planned significant infrastructure capital expenditures will result in earnings growth. Looking forward, additional factors may impact earnings such as weather, the outcome of regulatory proceedings, investment returns and changes in discount rate assumptions in benefit plans and health care costs. We expect to continue our efforts to improve productivity and decrease our costs while improving customer satisfaction with consideration of customer rate affordability.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder of DTE Gas Company:

In our opinion, the accompanying consolidated statements of financial position and the related consolidated statements of operations, of comprehensive income, of cash flows and of changes in shareholder's equity present fairly, in all material respects, the financial position of DTE Gas Company (formerly known as Michigan Consolidated Gas Company) and its subsidiaries at December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Detroit, Michigan
March 19, 2013

DTE GAS COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31
(in Millions)	2012	2011	2010
Operating Revenues	$1,293	$1,483	$1,628

Operating Expenses
Cost of gas	536	729	855
Operation and maintenance	380	390	373
Depreciation and amortization	92	89	92
Taxes other than income	53	53	54
	1,061	1,261	1,374
Operating Income	232	222	254

Other (Income) and Deductions
Interest expense	59	63	66
Interest income	(7)	(7)	(9)
Other income	(9)	(7)	(6)
Other expenses	25	5	5
	68	54	56
Income Before Income Taxes	164	168	198

Income Tax Expense	50	59	68

Net Income	$114	$109	$130

See Notes to Consolidated Financial Statements

DTE GAS COMPANY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in Millions)	2012	2011	2010
Net income	$114	$109	$130
Benefit obligations, net of tax	(1)	—	—
Comprehensive income	$113	$109	$130

See Notes to Consolidated Financial Statements

DTE GAS COMPANY

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	December 31
(in Millions)	2012	2011
ASSETS
Current Assets
Cash and cash equivalents	$1	$—
Restricted cash	—	3
Accounts receivable (less allowance for doubtful accounts of $20 and $68, respectively)
Customer	282	311
Affiliates	43	43
Other	6	3
Inventories
Gas	37	52
Materials and supplies	18	16
Gas customer choice deferred asset	82	96
Current deferred income taxes	53	36
Notes receivable
Affiliates	8	6
Other	3	4
Regulatory assets	18	41
Other	15	13
	566	624

Investments	23	23

Property
Property, plant and equipment	3,982	3,839
Less accumulated depreciation and amortization	(1,554)	(1,564)
	2,428	2,275
Other Assets
Regulatory assets	889	919
Net investment in lease	66	68
Prepaid pension costs — affiliates	97	112
Other	9	9
	1,061	1,108
Total Assets	$4,078	$4,030

See Notes to Consolidated Financial Statements

DTE GAS COMPANY

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	December 31
(in Millions, Except Shares)	2012	2011
LIABILITIES AND SHAREHOLDER'S EQUITY
Current Liabilities
Accounts payable
Affiliates	$22	$29
Other	137	132
Short-term borrowings
Affiliates	59	3
Other	110	185
Current portion of long-term debt, including capital leases	60	40
Regulatory liabilities	22	27
Other	86	79
	496	495

Long-Term Debt	859	849

Other Liabilities
Deferred income taxes	632	560
Regulatory liabilities	548	565
Accrued pension liability — affiliates	180	136
Accrued postretirement liability — affiliates	129	232
Asset retirement obligations	130	117
Other	45	48
	1,664	1,658
Commitments and Contingencies (Notes 7 and 12)

Shareholder's Equity
Common stock, $1 par value, 15,100,000 shares authorized, 10,300,000 shares issued and outstanding	534	534
Retained earnings	528	496
Accumulated other comprehensive loss	(3)	(2)
	1,059	1,028
Total Liabilities and Shareholder's Equity	$4,078	$4,030

See Notes to Consolidated Financial Statements

DTE GAS COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31
(in Millions)	2012	2011	2010
Operating Activities
Net income	$114	$109	$130
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	92	89	92
Deferred income taxes	42	53	70
Changes in assets and liabilities:
Accounts receivable, net	64	59	25
Inventories	14	(9)	—
Prepaid pension costs — affiliates	14	66	(23)
Recoverable pension and postretirement costs	35	(184)	(6)
Accrued pension liability — affiliates	44	85	17
Accrued postretirement liability — affiliates	(103)	51	(36)
Accrued gas cost recovery	(10)	17	(16)
Accounts payable	(1)	(19)	(25)
Income, property and other taxes payable	(1)	5	35
Other assets	(9)	39	26
Other liabilities	(9)	(4)	22
Net cash from operating activities	286	357	311
Investing Activities
Plant and equipment expenditures	(216)	(175)	(146)
Proceeds from sale of assets	—	—	9
Notes receivable and other	2	2	29
Net cash used for investing activities	(214)	(173)	(108)
Financing Activities
Short-term borrowings, net	(75)	(102)	(156)
Issuance of long-term debt	70	—	—
Redemption of long-term debt	(40)	—	—
Notes payable from affiliates	56	—	—
Capital contribution by parent company	—	—	25
Dividends on common stock	(82)	(80)	(70)
Other	—	(2)	(4)
Net cash used for financing activities	(71)	(184)	(205)
Net Increase (Decrease) in Cash and Cash Equivalents	1	—	(2)
Cash and Cash Equivalents at Beginning of Period	—	—	2
Cash and Cash Equivalents at End of Period	$1	$—	$—

Cash Paid (Received) for:
Interest (excluding interest capitalized)	$56	$56	$67
Income taxes	$5	$(5)	$9

Noncash investing and financing activities
Accrued capital expenditures	$(1)	$4	$3
Transfer of subsidiaries to an affiliate	$—	$12	$—

See Notes to Consolidated Financial Statements

DTE GAS COMPANY

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY

(Dollars in Millions, Shares in Thousands)	Common Stock		Retained	Accumulated Other Comprehensive
	Shares	Amount	Earnings	Loss	Total
Balance, December 31, 2009	10,300	$509	$419	$(2)	$926
Net income	—	—	130	—	130
Capital contribution		25			25
Dividends declared on common stock	—	—	(70)	—	(70)
Balance, December 31, 2010	10,300	$534	$479	$(2)	$1,011
Net income	—	—	109	—	109
Dividends declared on common stock	—	—	(80)	—	(80)
Transfer of subsidiaries to an affiliate	—	—	(12)	—	(12)
Balance, December 31, 2011	10,300	$534	$496	$(2)	$1,028
Net income	—	—	114	—	114
Dividends declared on common stock	—	—	(82)	—	(82)
Benefit obligations, net of tax	—	—	—	(1)	(1)
Balance, December 31, 2012	10,300	$534	$528	$(3)	$1,059

See Notes to Consolidated Financial Statements

DTE Gas Company
Notes to Consolidated Financial Statements

NOTE 1 — BASIS OF PRESENTATION

Corporate Structure

DTE Gas is a Michigan corporation organized in 1898. DTE Gas is an indirect, wholly-owned subsidiary of DTE Energy. DTE Gas is a public utility subject to regulation by the MPSC and the FERC. DTE Gas is engaged in the purchase, storage, transportation, distribution and sale of natural gas to approximately 1.2 million customers throughout Michigan and the sale of storage and transportation capacity.

References in this report to “we”, “us”, “our” or “Company” are to DTE Gas.

Basis of Presentation

The accompanying Consolidated Financial Statements are prepared using accounting principles generally accepted in the United States of America. These accounting principles require management to use estimates and assumptions that impact reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results may differ from the Company's estimates.

Principles of Consolidation

The Company consolidates all majority-owned subsidiaries and investments in entities in which it has controlling influence. Non-majority owned investments are accounted for using the equity method when the Company is able to influence the operating policies of the investee. Non-majority owned investments include investments in limited liability companies, partnerships or joint ventures. When the Company does not influence the operating policies of an investee, the cost method is used. The Company eliminates all intercompany balances and transactions.

The Company evaluates whether an entity is a variable interest entity (VIE) whenever reconsideration events occur. The Company consolidates VIEs for which it is the primary beneficiary. If the Company is not the primary beneficiary and an ownership interest is held, the VIE is accounted for under the equity method of accounting. When assessing the determination of the primary beneficiary, the Company considers all relevant facts and circumstances, including: the power, through voting or similar rights, to direct the activities of the VIE that most significantly impact the VIE's economic performance and the obligation to absorb the expected losses and/or the right to receive the expected returns of the VIE. The Company performs ongoing reassessments of all VIEs to determine if the primary beneficiary status has changed.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES

Revenues

Revenues from the sale, delivery and storage of natural gas are recognized as services are provided. DTE Gas records revenues for gas provided but unbilled at the end of each month. Rates for DTE Gas include provisions to adjust billings for fluctuations in the cost of natural gas and certain other costs. Revenues are adjusted for differences between actual costs subject to reconciliation and the amounts billed in current rates. Under or over recovered revenues related to these cost recovery mechanisms are recorded on the Consolidated Statements of Financial Position and are recovered or returned to customers through adjustments to the billing factors.
See Note 7 for further discussion of recovery mechanisms authorized by the MPSC.

Comprehensive Income (Loss)

Comprehensive income (loss) is the change in common shareholder's equity during a period from transactions and events from non-owner sources, including net income.

(in Millions)	Net Unrealized Loss on Derivatives	Benefit Obligations	Accumulated Other Comprehensive Loss
December 31, 2011	$(1)	$(1)	$(2)
Current period change	—	(1)	(1)
December 31, 2012	$(1)	$(2)	$(3)

Cash Equivalents

Cash and cash equivalents include cash on hand, cash in banks and temporary investments purchased with remaining maturities of three months or less.

Receivables

Accounts receivable are primarily composed of trade receivables and unbilled revenue. Our accounts receivable are stated at net realizable value.

The allowance for doubtful accounts is generally calculated using the aging approach that utilizes rates developed in reserve studies. The Company establishes an allowance for uncollectible accounts based on historical losses and management's assessment of existing economic conditions, customer trends, and other factors. Customer accounts are generally considered delinquent if the amount billed is not received by the due date, which is typically in 21 days, however, factors such as assistance programs may delay aggressive action. DTE Gas assesses late payment fees on trade receivables based on contractual past-due terms with customers. Customer accounts are written off when collection efforts have been exhausted. The time period for write-off was changed in 2012 from 365 days to 150 days after service has been terminated.

Unbilled revenues of $112 million and $110 million are included in customer accounts receivable at December 31, 2012 and 2011, respectively.

Notes Receivable

Notes receivable, or financing receivables, are primarily comprised of capital lease receivables and loans and are typically considered delinquent when payment is not received for periods ranging from 60 to 120 days. The Company ceases accruing interest (nonaccrual status), considers a note receivable impaired, and establishes an allowance for credit loss when it is probable that all principal and interest amounts due will not be collected in accordance with the contractual terms of the note receivable. Cash payments received on nonaccrual status notes receivable, that do not bring the account contractually current, are first applied to contractually owed past due interest, with any remainder applied to principal. Accrual of interest is generally resumed when the note receivable becomes contractually current.

In determining the allowance for credit losses for notes receivable, we consider the historical payment experience and other factors that are expected to have a specific impact on the counterparty's ability to pay. In addition, the Company monitors the credit ratings of the counterparties from which we have notes receivable.

Inventories

DTE Gas generally values materials and supplies inventory at average cost.
Gas inventory of $37 million and $52 million as of December 31, 2012 and 2011, respectively, is determined using the last-in, first-out (LIFO) method. At December 31, 2012, the replacement cost of gas remaining in storage exceeded the LIFO cost by $113 million. At December 31, 2011, the replacement cost of gas remaining in storage exceeded the LIFO cost by $95 million.

Gas Customer Choice Deferred Asset

Gas customer choice deferred asset represents gas provided to DTE Gas by suppliers of gas for customers that participate in the Customer Choice program. As the gas is sold and billed to Customer Choice customers, primarily in the December through March heating season, this asset is reduced. At the end of an April through March cycle each year, any balance is reconciled and settled with the various suppliers.

Property, Retirement and Maintenance, and Depreciation and Amortization

Property is stated at cost and includes construction-related labor, materials, overheads and an allowance for funds used during construction (AFUDC). The cost of properties retired is charged to accumulated depreciation. Expenditures for maintenance and repairs are charged to expense when incurred.

Property is depreciated over its estimated useful life using straight-line rates approved by the MPSC.

Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. If the carrying amount of the asset exceeds the expected future cash flows generated by the asset, an impairment loss is recognized resulting in the asset being written down to its estimated fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell.

Excise and Sales Taxes

The Company records the billing of excise and sales taxes as a receivable with an offsetting payable to the applicable taxing authority, with no net impact on the Consolidated Statements of Operations.

Deferred Debt Costs

The costs related to the issuance of long-term debt are deferred and amortized over the life of each debt issue. In accordance with MPSC regulations, the unamortized discount, premium and expense related to debt redeemed with a refinancing are amortized over the life of the replacement issue.

Investments in Debt and Equity Securities

The Company generally classifies investments in debt and equity securities as trading and has recorded such investments at market value with unrealized gains or losses included in earnings.

Stock-Based Compensation

The Company received an allocation of costs from DTE Energy associated with stock-based compensation. Our allocation for stock-based compensation expense was approximately $11 million in 2012, $9 million in 2011 and $7 million in 2010.

Subsequent Events

The Company has evaluated subsequent events through March 19, 2013, the date that these financial statements were available to be issued.

Other Accounting Policies

See the following notes for other accounting policies impacting the Company's consolidated financial statements:

Note	Title
3	Fair Value
4	Financial and Other Derivative Instruments
6	Asset Retirement Obligation
7	Regulatory Matters
8	Income Taxes
13	Retirement Benefits and Trusteed Assets

NOTE 3 — FAIR VALUE

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in a principal or most advantageous market. Fair value is a market-based measurement that is determined based on inputs, which refer broadly to assumptions that market participants' use in pricing assets or liabilities. These inputs can be readily observable, market corroborated or generally unobservable inputs. The

Company makes certain assumptions it believes that market participants would use in pricing assets or liabilities, including assumptions about risk, and the risks inherent in the inputs to valuation techniques. The Company believes it uses valuation techniques that maximize the use of observable market-based inputs and minimize the use of unobservable inputs.

A fair value hierarchy has been established, that prioritizes the inputs to valuation techniques used to measure fair value in three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). In some cases, the inputs used to measure fair value might fall in different levels of the fair value hierarchy. All assets and liabilities are required to be classified in their entirety based on the lowest level of input that is significant to the fair value measurement in its entirety. Assessing the significance of a particular input may require judgment considering factors specific to the asset or liability, and may affect the valuation of the asset or liability and its placement within the fair value hierarchy. The Company classifies fair value balances based on the fair value hierarchy defined as follows:

•	Level 1 - Consists of unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access as of the reporting date.

•
Level 2 - Consists of inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

•
Level 3 - Consists of unobservable inputs for assets or liabilities whose fair value is estimated based on internally developed models or methodologies using inputs that are generally less readily observable and supported by little, if any, market activity at the measurement date. Unobservable inputs are developed based on the best available information and subject to cost-benefit constraints.

Fair Value of Financial Instruments

The fair value of financial instruments is determined by using quoted market prices when available. When quoted prices are not available, pricing services may be used to determine the fair value with reference to observable interest rate indexes. The Company has obtained an understanding of how the fair values are derived. The Company also selectively corroborates the fair value of its transactions by comparison of market-based price sources. Discounted cash flow analyses based upon estimated current borrowing rates are also used to determine fair value when quoted market prices are not available. The fair values of notes receivable, excluding capital leases, are estimated using discounted cash flow techniques that incorporate market interest rates as well as assumptions about the remaining life of the loans and credit risk. Depending on the information available, other valuation techniques may be used that rely on internal assumptions and models. Valuation policies and procedures are determined by the Company's Treasury Department which reports to the Company's Vice President and Treasurer.
The following table presents the carrying amount and fair value of financial instruments as of December 31, 2012 and December 31, 2011 (in millions):

	December 31, 2012				December 31, 2011
	Carrying	Fair Value			Carrying	Fair
	Amount	Level 1	Level 2	Level 3	Amount	Value
Notes receivable - affiliates	$8	$—	$—	$8	$6	$6
Short-term borrowings - affiliates	59	—	—	59	3	3
Short-term borrowings - other	110	—	110	—	185	185
Long-term debt	919	—	946	133	889	1,045

NOTE 4 — FINANCIAL AND OTHER DERIVATIVE INSTRUMENTS

The Company recognizes all derivatives at their fair value on the Consolidated Statements of Financial Position unless they qualify for certain scope exceptions, including the normal purchases and normal sales exception. Further, derivatives that qualify and are designated for hedge accounting are classified as either hedges of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge), or as hedges of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge). For cash flow hedges, the portion of the derivative gain or loss that is effective in offsetting the change in the value of the underlying exposure is deferred in Accumulated other comprehensive income and later reclassified into earnings when the underlying transaction occurs. For fair value hedges, changes in fair values for the derivative are recognized in earnings each period. Gains and losses from the ineffective portion of any hedge are recognized in earnings immediately. For derivatives that do not qualify or are not designated for hedge accounting, changes in the fair value are recognized in earnings each period.

The Company's primary market risk exposure is associated with commodity prices, credit and interest rates. DTE Gas has risk management policies to monitor and manage market risks.

Commodity Price Risk

The Company has fixed-priced contracts for portions of its expected gas supply requirements through 2015. Substantially all of these contracts meet the normal purchases and sales exception and are therefore accounted for under the accrual method. The Company may also sell forward transportation and storage capacity contracts. Forward transportation and storage contracts are generally not derivatives and are therefore accounted for under the accrual method.

Credit Risk

The Company is exposed to credit risk if customers or counterparties do not comply with their contractual obligations. DTE Gas maintains credit policies that significantly minimize overall credit risk. These policies include an evaluation of potential customers' and counterparties' financial condition, credit rating, collateral requirements or other credit enhancements such as letters of credit or guarantees. The Company generally uses standardized agreements that allow the netting of positive and negative transactions associated with a single counterparty. The Company maintains a provision for credit losses based on factors surrounding the credit risk of its customers, historical trends, and other information. Based on the Company's credit policies and its December 31, 2012 and 2011 provisions for credit losses, the Company's exposure to counterparty nonperformance is not expected to have a material adverse effect on the Company's financial statements.

Interest Rate Risk

DTE Gas occasionally uses treasury locks and other interest rate derivatives to hedge the risk associated with interest rate market volatility. In 2004, DTE Gas entered into an interest rate derivative to limit its sensitivity to market interest rate risk associated with the issuance of long-term debt. Such instrument was designated as a cash flow hedge. The Company subsequently issued long-term debt and terminated the hedge at a cost that is included in Accumulated other comprehensive loss. Amounts recorded in Other comprehensive loss will be reclassified to interest expense as the related interest affects earnings through 2033.

NOTE 5 — PROPERTY, PLANT AND EQUIPMENT

Summary of property by classification as of December 31:

(in Millions)	2012	2011
Property, Plant and Equipment
Distribution	$2,704	$2,561
Storage	426	406
Other	852	872
Total	3,982	3,839
Less Accumulated Depreciation
Distribution	(1,057)	(1,041)
Storage	(132)	(127)
Other	(365)	(396)
Total	(1,554)	(1,564)
Net Property, Plant and Equipment	$2,428	$2,275

AFUDC capitalized in 2012 and 2011 was approximately $1 million in each year.

The composite depreciation rate for DTE Gas was 2.4% in 2012, 2.3% in 2011, and 2.5% in 2010.

The average estimated useful life for gas distribution and storage property was 50 years and 53 years, respectively, at December 31, 2012.

Capitalized software costs are classified as Property, plant and equipment and the related amortization is included in Accumulated depreciation and amortization, on the Consolidated Statements of Financial Position. The Company capitalizes the costs associated with computer software it develops or obtains for use in its business. The Company amortizes capitalized software costs on a straight-line basis over the expected period of benefit, ranging from 5 to 15 years.

Capitalized software costs amortization expense was $7 million in 2012, 2011 and 2010. The gross carrying amount and accumulated amortization of capitalized software costs at December 31, 2012 were $93 million and $54 million, respectively. The gross carrying amount and accumulated amortization of capitalized software costs at December 31, 2011 were $95 million and $55 million, respectively. Amortization expense for capitalized software costs is estimated to be $6 million annually for 2013 through 2017.

NOTE 6 — ASSET RETIREMENT OBLIGATIONS

The Company has conditional retirement obligations for gas pipelines, certain service centers, compressor and gate stations. The Company recognizes such obligations as liabilities at fair market value when they are incurred, which generally is at the time the associated assets are placed in service. Fair value is measured using expected future cash outflows discounted at our credit-adjusted risk-free rate. The Company recognizes regulatory assets or liabilities for timing differences in expense recognition for legal asset retirement costs that are currently recovered in rates.

If a reasonable estimate of fair value cannot be made in the period in which the retirement obligation is incurred, such as for assets with indeterminate lives, the liability is recognized when a reasonable estimate of fair value can be made. Natural gas storage system and certain other distribution assets have an indeterminate life. Therefore, no liability has been recorded for these assets.

A reconciliation of the asset retirement obligation for 2012 follows:

(in Millions)
Asset retirement obligations at December 31, 2011	$117
Accretion	7
Revision in estimated cash flows	8
Liabilities settled	(2)
Asset retirement obligations at December 31, 2012	$130

NOTE 7 — REGULATORY MATTERS

Regulation

DTE Gas is subject to the regulatory jurisdiction of the MPSC, which issues orders pertaining to rates, recovery of certain costs, including the costs of regulatory assets, conditions of service, accounting and operating-related matters. DTE Gas operates natural gas storage and transportation facilities in Michigan as intrastate facilities regulated by the MPSC and provides intrastate storage and transportation services pursuant to an MPSC-approved tariff.

DTE Gas also provides interstate storage and transportation services in accordance with an Operating Statement on file with the FERC. The FERC's jurisdiction is limited and extends to the rates, non-discriminatory requirements and terms and conditions applicable to storage and transportation provided by DTE Gas in interstate markets. FERC granted DTE Gas authority to provide storage and related services in interstate commerce at market-based rates. DTE Gas provides transportation services in interstate commerce at cost-based rates approved by the MPSC and filed with the FERC. We are subject to the requirements of other regulatory agencies with respect to safety, the environment and health.

The Company is unable to predict the outcome of the unresolved regulatory matters discussed herein. Resolution of these matters is dependent upon future MPSC orders and appeals, which may materially impact the financial position, results of operations and cash flows of the Company.

Regulatory Assets and Liabilities

DTE Gas is required to record regulatory assets and liabilities for certain transactions that would have been treated as revenue or expense in non-regulated businesses. Continued applicability of regulatory accounting treatment requires that rates be designed to recover specific costs of providing regulated services and be charged to and collected from customers. Future regulatory changes or changes in the competitive environment could result in the discontinuance of this accounting treatment for regulatory assets and liabilities for some or all of our businesses and may require the write-off of the portion of any regulatory asset or liability that was no longer probable of recovery through regulated rates. Management believes that currently available facts support the continued use of regulatory assets and liabilities and that all regulatory assets and liabilities are recoverable or refundable in the current rate environment.

The following are balances and a brief description of the regulatory assets and liabilities as of December 31:

(in Millions)	2012	2011
Assets
Recoverable pension and postretirement costs:
Pension	$605	$552
Postretirement costs	110	196
Deferred environmental costs	58	49
Recoverable Michigan income taxes	51	54
Unamortized loss on reacquired debt	26	28
Cost to achieve Performance Excellence Process	14	16
Recoverable uncollectible expense	3	41
Other	40	24
	907	960
Less amount included in current assets	(18)	(41)
	$889	$919
Liabilities
Asset removal costs	$358	$346
Negative pension offset	105	120
Refundable income taxes	56	66
Refundable uncollectible expense	27	18
Accrued GCR refund	16	26
Energy Optimization	8	10
Other	—	6
	570	592
Less amount included in current liabilities and other liabilities	(22)	(27)
	$548	$565

As noted below, regulatory assets for which costs have been incurred have been included (or are expected to be included, for costs incurred subsequent to the most recently approved rate case) in DTE Gas' rate base, thereby providing a return on invested costs (except as noted). Certain other regulatory assets are not included in rate base but accrue recoverable carrying charges until surcharges to collect the assets are billed. Certain regulatory assets do not result from cash expenditures and therefore do not represent investments included in rate base or have offsetting liabilities that reduce rate base.

ASSETS

•
Recoverable pension and postretirement costs - Accounting rules for pension and other postretirement benefit costs require, among other things, the recognition in Other comprehensive income of the actuarial gains or losses and the prior service costs that arise during the period but that are not immediately recognized as components of net periodic benefit costs. The Company records the impact of actuarial gains or losses and prior services costs as a regulatory asset since the traditional rate setting process allows for the recovery of pension and postretirement costs. The asset will reverse as the deferred items are amortized and recognized as components of net periodic benefit costs. (a)

•
Deferred environmental costs - The MPSC approved the deferral of investigation and remediation costs associated with former MGP sites. Amortization of deferred costs is over a ten-year period beginning in the year after costs were incurred, with recovery (net of any insurance proceeds) through base rate filings. (a)

•
Recoverable Michigan income taxes — In July 2007, the Michigan Business Tax (MBT) was enacted by the State of Michigan. State deferred tax liabilities were established for the Company, and offsetting regulatory assets were recorded as the impacts of the deferred tax liabilities will be reflected in rates as the related taxable temporary differences reverse and flow through current income tax expense. In May 2011, the MBT was repealed and the Michigan Corporate Income Tax (MCIT) was enacted. The regulatory asset was remeasured to reflect the impact of the MCIT tax rate. (a)

•
Unamortized loss on reacquired debt - The unamortized discount, premium and expense related to debt redeemed with a refinancing are deferred, amortized and recovered over the life of the replacement issue.

•
Cost to achieve Performance Excellence Process (PEP) - The MPSC authorized the deferral of costs to implement the PEP. These costs consist of employee severance, project management and consultant support. These costs are amortized over a ten-year period beginning with the year subsequent to the year the costs were deferred.

•
Recoverable uncollectible expense - Receivable for the MPSC approved uncollectible expense tracking mechanism that tracks the difference in the fluctuation in uncollectible accounts and amounts recognized pursuant to the MPSC authorization.

(a)	Regulatory assets not earning a return or accruing carrying charges.

LIABILITIES

•	Asset removal costs - The amount collected from customers for the funding of future asset removal activities.

•
Negative pension offset - The Company's negative pension costs are not included as a reduction to its authorized rates; therefore, the Company is accruing a regulatory liability to eliminate the impact on earnings of the negative pension expense accrued. This regulatory liability will reverse to the extent the Company's pension expense is positive in future years.

•	Refundable income taxes - Income taxes refundable to customers representing the difference in property-related deferred income taxes payable and amounts recognized pursuant to MPSC authorization.

•
Refundable uncollectible expense (UETM) - Liability for the MPSC approved uncollectible expense tracking mechanism that tracks the difference in the fluctuation in uncollectible accounts and amounts recognized pursuant to the MPSC authorization. The UETM was terminated effective November 1, 2012.

•	Accrued GCR refund - Liability for the temporary over-recovery of and a return on gas costs incurred by DTE Gas which are recoverable through the GCR mechanism.

•	Energy Optimization (EO) - Amounts collected in rates in excess of energy optimization expenditures.

Energy Optimization (EO) Plans

The EO plan is designed to help each customer class reduce their energy usage by: 1) building customer awareness of energy efficiency options and 2) offering a diverse set of programs and participation options that result in energy savings for each customer class.

In May 2012, DTE Gas filed an application for approval of its reconciliation of 2011 EO plan expenses. On November 16, 2012, the MPSC approved DTE Gas' reconciliation. The MPSC order also approved performance incentive surcharges for DTE Gas of $3.4 million to be applied to customer bills rendered on and after January 1, 2013.

In August 2012, DTE Gas filed amended EO plans with the MPSC. DTE Gas' EO plan application proposed the recovery of EO expenditures for the period 2013-2015 of $66 million. The application requested approval of surcharges to recover these costs.

2012 Gas Rate Case Filing

DTE Gas filed a rate case on April 20, 2012 based on a projected test year for the twelve-month period ending October
31, 2013. The filing with the MPSC requested an increase in base rates of approximately $77 million that is required to recover higher costs associated with increased investments in plant, the impact of sales reductions due to customer losses and continuing conservation, and increasing operating costs, primarily pipeline integrity and leak remediation expenses. On
October 24, 2012, DTE Gas filed notification with the MPSC indicating that it intended to self-implement $27 million of rate relief beginning in November 2012, suspend the RDM and terminate the monthly credit which was implemented to remove the
Vulnerable Household Warmth Fund collections from rates. On December 20, 2012, the MPSC approved a partial settlement agreement and authorized the Company to increase its annual gas revenues by $19.9 million for service rendered on and after January 1, 2013. A refund liability of approximately $1 million, representing the difference between the final ordered rate relief and the self- implemented revenue, was accrued as of December 31, 2012.

The case also included a proposal for an infrastructure recovery mechanism (IRM) designed to recover DTE Gas'
projected costs related to its gas main renewal and meter move out programs. The approved settlement did not resolve the IRM which will continue to be litigated with an order expected by April 2013.

DTE Gas UETM

In March 2012, DTE Gas filed an application with the MPSC for approval of its UETM for 2011 requesting authority to refund approximately $7 million, consisting of a $19 million over-recovery related to 2011 uncollectible expense, partially offset by $12 million related to the 2010 UETM under-recovery. In September 2012, the MPSC approved a settlement agreement approving the net refund of $7 million and the implementation of credits and surcharges over a twelve-month period beginning in November 2012. The December 2012 order in DTE Gas' rate case requires the UETM be terminated effective
November 1, 2012 and the reconciliation to be filed by March 31, 2013. DTE Gas accrued a refund obligation of approximately $20 million for the 2012 over-recovery.

DTE Gas Revenue Decoupling Mechanism (RDM)

In September 2011, DTE Gas filed an application with the MPSC for approval of its RDM reconciliation for the period
July 1, 2010 through June 30, 2011. DTE Gas' RDM application proposed the recovery of approximately $20 million. On July
13, 2012, the MPSC issued an order approving the settlement agreement in the RDM reconciliation and the implementation of a surcharge over a twelve-month period beginning in August 2012. As a result of the provisions of the settlement, during the quarter ended June 30, 2012, DTE Gas recognized an additional $5 million of revenue related to the 2010/2011 period and $3 million related to the 2011/2012 period.

In October 2012, DTE Gas filed an application with the MPSC for approval of its RDM reconciliation for the period July
1, 2011 through June 30, 2012. DTE Gas' RDM application proposed recovery of approximately $8.6 million. On March 15, 2013, the MPSC issued an order approving the settlement agreement in the RDM reconciliation and the implementation of a surcharge over a twelve-month period beginning in April 2013.

The December 2012 order in DTE Gas' rate case requires the RDM be discontinued effective November 1, 2012 and a reconciliation be filed by October 31, 2013. DTE Gas recognized approximately $5 million for the under-recovery during the
July through October 2012 period. The order provides for a new RDM beginning in November 2013 for the period November
1, 2013 through October 31, 2014. The new RDM decouples weather normalized distribution revenue inside caps. The caps are tied to expected conservation targets: 1.125% in the first reconciliation period and 2.25% for the second and future periods.

DTE Gas Depreciation Filing

In June 2012, DTE Gas filed a depreciation study, as ordered by the MPSC, indicating an annual depreciation expense increase of $12.4 million. Pursuant to the December 2012 order in DTE Gas' rate case, the final approved depreciation rates will be implemented in conjunction with the MPSC's order in DTE Gas' next general rate case. Management cannot predict when DTE Gas will file its next rate case.

Gas Cost Recovery Proceedings

The GCR process is designed to allow DTE Gas to recover all of its gas supply costs if incurred under reasonable and prudent policies and practices. The MPSC reviews these costs, policies and practices for prudence in annual plan and reconciliation filings.

2010-2011 GCR Year - An MPSC order was issued on August 14, 2012 approving the GCR reconciliation for the twelve month period ended March 31, 2011. The MPSC authorized DTE Gas to include in its 2011-2012 GCR reconciliation beginning balance the net over-recovery of approximately $6 million.

2011-2012 GCR Year - In June 2012, DTE Gas filed its GCR reconciliation for the twelve months ending March 31, 2012 calculating a net under-recovery of $6.4 million.

Gas Recovery of Costs to Achieve (CTA) Performance Excellence Process

DTE Gas incurred CTA restructuring expense during a review of its operations which began in 2005. In September 2006, the MPSC issued an order approving a settlement agreement that allowed DTE Gas, commencing in 2006, to defer the incremental CTA. Further, the order provided for DTE Gas to amortize the CTA deferrals over a ten-year period beginning with the year subsequent to the year the CTA was deferred. The September 2006 order did not provide a regulatory recovery mechanism for DTE Gas, therefore DTE Gas expensed CTA incurred during the period 2006 through 2008. A June 2010 MPSC order provided for DTE Gas’ recovery of the regulatory unamortized balance of CTA. DTE Gas deferred and recognized in income approximately $32 million ($20 million after-tax) of previously expensed CTA in 2010.

NOTE 8 — INCOME TAXES

Income Tax Summary

DTE Gas is part of the consolidated federal income tax return of DTE Energy. Our federal income tax expense is determined on an individual company basis with no allocation of tax benefits or expenses from other affiliates of DTE Energy. DTE Gas had an income tax receivable of $42 million at both December 31, 2012 and December 31, 2011 due from DTE Energy.

Total income tax expense varied from the statutory federal income tax rate for the following reasons:

(Dollars in Millions)	2012	2011	2010
Income before income taxes	$164	$168	$198
Income tax expense at 35% statutory rate	$57	$59	$69
Depreciation	(7)	(7)	(7)
State and local income taxes, net of federal benefit	7	9	9
Adjustment to deferred tax accounts	(6)	—	—
Other, net	(1)	(2)	(3)
Total	$50	$59	$68

Effective income tax rate	30.5%	35.1%	34.3%

During 2012, the Company recorded a $6 million adjustment to deferred taxes recognized in prior years. This adjustment is not considered material to the operating results of any of the relevant periods.

Components of income tax expense (benefit) were as follows:

(in Millions)	2012	2011	2010
Current income taxes
Federal	$—	$—	$(5)
State and other income tax expense	8	6	3
Total current income taxes	8	6	(2)
Deferred federal and other income tax expense
Federal	38	46	60
State and other income tax expense	4	7	10
Total deferred income taxes	42	53	70
Total	$50	$59	$68

Deferred tax assets and liabilities are recognized for the estimated future tax effect of temporary differences between the tax basis of assets or liabilities and the reported amounts in the financial statements. Deferred tax assets and liabilities are classified as current or noncurrent according to the classification of the related assets or liabilities. Deferred tax assets and liabilities not related to assets or liabilities are classified according to the expected reversal date of the temporary differences. Consistent with rate making treatment, deferred taxes are offset in the table below for temporary differences which have related regulatory assets and liabilities.

Deferred income tax assets (liabilities) were comprised of the following at December 31:

(in Millions)	2012	2011
Property, plant and equipment	$(475)	$(430)
Pension and benefits	(165)	(154)
Net operating losses	29	58
Other comprehensive income	2	2
Other, net	30	—
	$(579)	$(524)
Current deferred income tax assets	$53	$36
Long term deferred income tax liabilities	(632)	(560)
	$(579)	$(524)
Deferred income tax liabilities	$(984)	$(919)
Deferred income tax assets	405	395
	$(579)	$(524)

The above table excludes unamortized investment tax credits of $7 million and $8 million at December 31, 2012 and 2011, respectively. Investment tax credits are deferred and amortized to income over the average life of the related property.

Uncertain Tax Positions

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(in Millions)	2012	2011
Balance at January 1	$1	$2
Reductions for tax positions of prior years	—	(1)
Balance at December 31	$1	$1

Unrecognized tax benefits at December 31, 2012 and December 31, 2011, if recognized, would not have a significant impact on our effective rate.

The Company recognizes interest and penalties pertaining to income taxes in Interest expense and Other expenses, respectively, on its Consolidated Statements of Operations. The Company had insignificant amounts of accrued interest at December 31, 2012 and December 31, 2011. The Company had no accrued penalties pertaining to income taxes. We had an insignificant interest benefit in relation to income tax for the year ended December 31, 2012 and December 31, 2011.

In 2012, DTE Energy and its subsidiaries settled a federal tax audit for the 2009 and 2010 tax years, which resulted in the recognition of an unrecognized tax benefit which was not significant. The Company's federal income tax returns for 2011 and subsequent years remain subject to examination by the IRS. The Company's Michigan Business Tax returns for 2008 and subsequent years remain subject to examination by the State of Michigan.

Michigan Corporate Income Tax (MCIT)

On May 25, 2011, the Michigan Business Tax (MBT) was repealed and the MCIT was enacted and became effective January 1, 2012. The MCIT subjects corporations with business activity in Michigan to a 6 percent tax rate on an apportioned income tax base and eliminates the modified gross receipts tax and nearly all credits available under the MBT. The MCIT also eliminated the future deductions allowed under MBT that enabled companies to establish a one-time deferred tax asset upon enactment of the MBT to offset deferred tax liabilities that resulted from enactment of the MBT.

As a result of the enactment of the MCIT, the net state deferred tax liability was remeasured to reflect the impact of the MCIT tax rate on cumulative temporary differences expected to reverse after the effective date. The net impact of this remeasurement was a decrease in deferred income tax liabilities of $6 million that was offset against the regulatory asset established upon the enactment of the MBT. Due to the elimination of the future tax deductions allowed under the MBT, the one-time MBT deferred tax asset that was established upon the enactment of the MBT has been remeasured to zero. The net impact of this remeasurement is a reduction of net deferred tax assets of $53 million that was offset against the Regulatory liability established upon enactment of the MBT.

Consistent with the original establishment of this deferred tax liability, no recognition of this non-cash transaction has been reflected in the Consolidated Statements of Cash Flows.

NOTE 9 — LONG-TERM DEBT AND PREFERRED SECURITIES

Long-Term Debt

Our long-term debt outstanding and interest rates of debt outstanding at December 31 were:

(in Millions)	2012	2011
First Mortgage Bonds, interest payable semi-annually
7.06% series due 2012	$—	$40
8.25% series due 2014	80	80
3.92% series due 2042	70	—
Senior notes, interest payable semi-annually
5.26% series due 2013	60	60
5.94% series due 2015	140	140
6.04% series due 2018	100	100
5.00% series due 2019	120	120
6.36% series due 2020	50	50
6.44% series due 2023	25	25
6.78% series due 2028	75	75
5.70% series due 2033	200	200
	920	890
Less: amount due within one year	(60)	(40)
Less: unamortized discount	(1)	(1)
Total	$859	$849

The following table shows the scheduled debt maturities, excluding any unamortized discount or premium on debt:

(in Millions)	2013	2014	2015	2016	2017	2018 and thereafter	Total
Amount to mature	$60	$80	$140	$—	$—	$640	$920

Cross Default Provisions

Substantially all of the net properties of DTE Gas are subject to the lien of its mortgage. Should DTE Gas fail to timely pay its indebtedness under the mortgage, such failure may create cross defaults in the indebtedness of DTE Energy.

Preferred and Preference Securities - Authorized and Unissued

At December 31, 2012, DTE Gas had 7 million shares of preferred stock with a par value of $1 per share and 4 million shares of preference stock with a par value of $1 per share authorized, with no shares issued.

NOTE 10 — SHORT-TERM CREDIT ARRANGEMENTS AND BORROWINGS

DTE Gas has a $400 million unsecured revolving credit agreement with a syndicate of 20 banks that may be used for general corporate borrowings, but is intended to provide liquidity support for the Company's commercial paper program. No one bank provides more than 8.5% of the commitment in any facility. Borrowings under the facility are available at prevailing short-term interest rates. The facility will expire in October 2016. At December 31, 2012 and 2011, DTE Gas had $110 million and $185 million, respectively, outstanding against this facility.

The above agreements require the Company to maintain a total funded debt to capitalization ratio of no more than 0.65 to 1. In the agreements, “total funded debt” means all indebtedness of the Company and its consolidated subsidiaries, including capital lease obligations, hedge agreements and guarantees of third parties’ debt, but excluding contingent obligations, nonrecourse and junior subordinated debt and, except for calculations at the end of the second quarter, certain DTE Gas short-term debt. “Capitalization” means the sum of (a) total funded debt plus (b) “consolidated net worth,” which is equal to consolidated total stockholders’ equity of the Company and its consolidated subsidiaries (excluding pension effects under certain FASB statements), as determined in accordance with accounting principles generally accepted in the United States of America. At December 31, 2012, the total funded debt to total capitalization ratio for DTE Gas is 0.46 to 1 and is in compliance with this financial covenant.

The weighted average interest rates for short-term borrowings were 0.4% and 0.5% at December 31, 2012 and 2011, respectively.

NOTE 11 — CAPITAL AND OPERATING LEASES

Lessee - DTE Gas leases various assets under operating lease arrangements expiring at various dates through 2025. Some leases contain renewal options. Future minimum lease payments under non-cancelable leases at December 31, 2012 were:

(in Millions)	Operating Leases
2013	$1
2014	1
Total minimum lease payments	$2

Rental expense for operating leases was $1 million in 2012, 2011 and 2010.

Lessor -DTE Gas leases a portion of its pipeline system to the Vector Pipeline through a capital lease contract that expires in 2020, with renewal options extending for five years. DTE Energy owns a 40% interest in the Vector Pipeline. The components of the net investment in the capital lease at December 31, 2012, are as follows:

(in Millions)
2013	$9
2014	9
2015	9
2016	9
2017	9
Thereafter	26
Total minimum future lease receipts	71
Residual value of leased pipeline	40
Less unearned income	(43)
Net investment in capital lease	68
Less current portion	(2)
$66

NOTE 12 — COMMITMENTS AND CONTINGENCIES

Environmental Matters
Contaminated Sites — Prior to the construction of major interstate natural gas pipelines, gas for heating and other uses was manufactured locally from processes involving coal, coke or oil. The facilities, which produced gas, have been designated as manufactured gas plant (MGP) sites. DTE Gas owns, or previously owned, 14 former MGP sites. Investigations have revealed contamination related to the by-products of gas manufacturing at each site. In addition to the MGP sites, the Company is also in the process of cleaning up other contaminated sites. Cleanup activities associated with these sites will be conducted over the next several years.
The MPSC has established a cost deferral and rate recovery mechanism for investigation and remediation costs incurred at former MGP sites. Accordingly, DTE Gas recognizes a liability and corresponding regulatory asset for estimated investigation and remediation costs at former MGP sites. As of December 31, 2012 and 2011, the Company had $29 million and $36 million, respectively, accrued for remediation.
Any significant change in assumptions, such as remediation techniques, nature and extent of contamination and regulatory requirements, could impact the estimate of remedial action costs for the sites and affect the Company’s financial position and cash flows. The Company anticipates the cost amortization methodology approved by the MPSC, which allows DTE Gas to amortize the MGP costs over a ten-year period beginning with the year subsequent to the year the MGP costs were incurred, will prevent environmental costs from having a material adverse impact on the Company’s results of operations.

Labor Contracts

There are several bargaining units for the Company's represented employees. The majority of represented employees are under a contract that expires in October 2013.

Purchase Commitments

As of December 31, 2012, the Company was party to numerous long-term purchase commitments relating to a variety of goods and services required for its business. These agreements primarily consist of long-term gas purchase and transportation agreements. The Company estimates that these commitments will be approximately $1 billion through 2052. DTE Gas also estimates that 2012 capital expenditures will be over approximately $200 million. The Company has made certain commitments in connection with expected capital expenditures.

Bankruptcies

The Company purchases and sells gas and gas storage and transportation services from and to governmental entities and numerous companies operating in the steel, automotive, energy, retail and other industries. Certain of its customers have filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. The Company regularly reviews contingent matters relating to these customers and its purchase and sale contracts and it records provisions for amounts considered at risk of probable loss. The Company believes its previously accrued amounts are adequate for probable loss. The final resolution of these matters may have a material effect on its consolidated financial statements.

Other Contingencies

The Company is involved in certain other legal, regulatory, administrative and environmental proceedings before various courts, arbitration panels and governmental agencies concerning claims arising in the ordinary course of business. These proceedings include certain contract disputes, additional environmental reviews and investigations, audits, inquiries from various regulators, and pending judicial matters. The Company cannot predict the final disposition of such proceedings. The Company regularly reviews legal matters and records provisions for claims that it can estimate and are considered probable of loss. The resolution of these pending proceedings is not expected to have a material effect on its operations or financial statements in the periods they are resolved. See Note 7 for a discussion of contingencies related to Regulatory Matters.

NOTE 13 — RETIREMENT BENEFITS AND TRUSTEED ASSETS

Pension Plan Benefits

DTE Gas participates in various plans that provide pension and other postretirement benefits for DTE Energy and its affiliates. The plans are sponsored by DTE Energy Corporate Services, LLC (LLC), a subsidiary of DTE Energy. DTE Gas is allocated net periodic benefit costs (credits) for its share of the amounts of the combined plans.

Effective January 1, 2012, the Company discontinued offering future non-represented employees a cash balance retirement plan benefit. In its place, the Company will annually contribute an amount equivalent to four percent of an employee' eligible pay to the employee's defined contribution retirement savings plan.

The Company's policy is to fund pension costs by contributing amounts consistent with the Pension Protection Act of 2006 provisions and additional amounts it deems appropriate. At the discretion of management, and depending on financial market conditions, the Company anticipates making a contribution of $40 million in 2013.

The MPSC approved the deferral of the non-capitalized portion of the Company's negative pension expense. In 2012 and 2011, the Company deferred $16 million and $8 million, respectively, as a regulatory liability.

Net pension cost (credit) includes the following components:

(in Millions)	2012	2011	2010
Service cost	$16	$14	$12
Interest cost	43	41	42
Expected return on plan assets	(72)	(72)	(81)
Amortization of:
Net loss	39	30	17
Net pension cost (credit)	$26	$13	$(10)

(in Millions)	2012	2011
Other changes in plan assets and benefit obligations recognized in Regulatory assets and Other comprehensive income
Net actuarial loss	$92	$169
Amortization of net actuarial loss	(39)	(30)
Total recognized in Regulatory assets	$53	$139
Total recognized in Net pension cost (credit) and Regulatory assets (liabilities)	$79	$152
Estimated amounts to be amortized from Regulatory assets into net periodic benefit cost during next fiscal year
Net actuarial loss	$45	$37

The following table reconciles the obligations, assets and funded status of the Company's portion of the pension plans as well as the amounts recognized as prepaid pension cost in the Consolidated Statements of Financial Position at December 31:

(in Millions)	2012	2011
Accumulated benefit obligation, end of year	$906	$793
Change in projected benefit obligation
Projected benefit obligation, beginning of year	$871	$767
Service cost	16	14
Interest cost	43	41
Actuarial loss	117	91
Benefits paid	(44)	(42)
Projected benefit obligation, end of year	$1,003	$871
Change in plan assets
Plan assets at fair value, beginning of year	$846	$894
Actual return on plan assets	97	(7)
Company contributions	21	—
Benefits paid	(44)	(41)
Plan assets at fair value, end of year	$920	$846
Funded status of the plans, December 31	$(83)	$(25)
Amounts recorded as:
Noncurrent assets	$98	$112
Current liabilities	(1)	(1)
Noncurrent liabilities	(180)	(136)
	$(83)	$(25)
(in Millions)
Amounts recognized in Regulatory assets and Accumulated other comprehensive loss
Net actuarial loss	$611	$559
Prior service cost	(3)	(4)
	$608	$555

Regulatory assets	$605	$552
Other comprehensive loss	3	3
	$608	$555

At December 31, 2012, the benefits related to the Company's qualified and nonqualified pension plans expected to be paid in each of the next five years and in the aggregate for the five fiscal years thereafter are as follows:

(In millions)
2013	$44
2014	46
2015	49
2016	50
2017	51
2018 - 2022	292
Total	$532

Assumptions used in determining the projected benefit obligation and net pension costs are listed below:

	2012	2011	2010
Projected benefit obligation
Discount rate	4.15%	5.00%	5.50%
Rate of compensation increase	4.20%	4.20%	4.00%
Net pension costs
Discount rate	5.00%	5.50%	5.90%
Rate of compensation increase	4.20%	4.00%	4.00%
Expected long-term rate of return on plan assets	8.25%	8.50%	8.75%

The Company employs a formal process in determining the long-term rate of return for various asset classes. Management reviews historic financial market risks and returns and long-term historic relationships between the asset classes of equities, fixed income and other assets, consistent with the widely accepted capital market principle that asset classes with higher volatility generate a greater return over the long-term. Current market factors such as inflation, interest rates, asset class risks and asset class returns are evaluated and considered before long-term capital market assumptions are determined. The long-

term portfolio return is also established employing a consistent formal process, with due consideration of diversification, active investment management and rebalancing. Peer data is reviewed to check for reasonableness.

The Company employs a total return investment approach whereby a mix of equities, fixed income and other investments are used to maximize the long-term return on plan assets consistent with prudent levels of risk, with consideration given to the liquidity needs of the plan. Risk tolerance is established through consideration of future plan cash flows, plan funded status, and corporate financial considerations. The investment portfolio contains a diversified blend of equity, fixed income and other investments. Furthermore, equity investments are diversified across U.S. and non-U.S. stocks, growth and value investment styles, and large and small market capitalizations. Fixed income securities generally include corporate bonds of companies from diversified industries, mortgage-backed securities, and U.S. Treasuries. Other assets such as private equity and hedge funds are used to enhance long-term returns while improving portfolio diversification. Derivatives may be utilized in a risk controlled manner, to potentially increase the portfolio beyond the market value of invested assets and reduce portfolio investment risk. Investment risk is measured and monitored on an ongoing basis through annual liability measurements, periodic asset/liability studies, and quarterly investment portfolio reviews.

Target allocations for plan assets as of December 31, 2012 are listed below:
U.S. Large Cap Equity Securities	22%
U.S. Small Cap and Mid Cap Equity Securities	5%
Non U.S. Equity Securities	20%
Fixed Income Securities	25%
Hedge Funds and Similar Investments	20%
Private Equity and Other	8%
100%

Fair Value Measurements at December 31, 2012 and December 31, 2011 (a):

	December 31, 2012				December 31, 2011
(in Millions)	Level 1	Level 2	Level 3	Net Balance	Level 1	Level 2	Level 3	Net Balance
Asset Category:
Short-term investments (b)	$—	$7	$—	$7	$—	$10	$—	$10
Equity securities
U.S. Large Cap (c)	199	13	—	212	190	12	—	202
U.S. Small/Mid Cap (d)	45	1	—	46	48	1	—	49
Non U.S (e)	155	35	—	190	118	34	—	152
Fixed income securities (f)	25	205	—	230	26	194	—	220
Hedge Funds and Similar Investments (g)	61	23	99	183	57	17	89	163
Private Equity and Other (h)	—	—	52	52	—	—	50	50
Total	$485	284	$151	$920	$439	$268	$139	$846

(a)	See Note 3 — Fair Value for a description of levels within the fair value hierarchy.

(b)
This category predominantly represents certain short-term fixed income securities and money market investments that are managed in separate accounts or commingled funds. Pricing for investments in this category are obtained from quoted prices in actively traded markets or valuations from brokers or pricing services.

(c)
This category comprises both actively and not actively managed portfolios that track the S&P 500 low cost equity index funds. Investments in this category are exchange-traded securities whereby unadjusted quote prices can be obtained. Exchange-traded securities held in a commingled fund are classified as Level 2 assets.

(d)
This category represents portfolios of small and medium capitalization domestic equities. Investments in this category are exchange-traded securities whereby unadjusted quote prices can be obtained. Exchange-traded securities held in a commingled fund are classified as Level 2 assets.

(e)
This category primarily consists of portfolios of non-U.S. developed and emerging market equities. Investments in this category are exchange-traded securities whereby unadjusted quote prices can be obtained. Exchange-traded securities held in a commingled fund are classified as Level 2 assets.

(f)
This category includes corporate bonds from diversified industries, U.S. Treasuries, and mortgage backed securities. Pricing for investments in this category is obtained from quoted prices in actively traded markets and quotations from broker or pricing services. Non-exchange traded securities and exchange-traded securities held in commingled funds are classified as Level 2 assets.

(g)
This category utilizes a diversified group of strategies that attempt to capture financial market inefficiencies and includes publicly traded debt and equity, publicly traded mutual funds, commingled and limited partnership funds and non-exchange traded securities. Pricing for Level 1 and Level 2 assets in this category is obtained from quoted prices in actively traded markets and quoted prices from broker or pricing services. Non-exchange traded securities held in commingled funds are classified as Level 2 assets. Valuations for some Level 3 assets in this category may be based on limited observable inputs as there may be little, if any, publicly available pricing.

(h)
This category includes a diversified group of funds and strategies that primarily invests in private equity partnerships. This category also includes investments in timber and private mezzanine debt. Pricing for investments in this category is based on limited observable inputs as there is little, if any, publicly available pricing. Valuations for assets in this category may be based on discounted cash flow analyses, relative publicly-traded comparables and comparable transactions.

The pension trust holds debt and equity securities directly and indirectly through commingled funds and institutional mutual funds. Exchange-traded debt and equity securities held directly are valued using quoted market prices in actively traded markets. The commingled funds and institutional mutual funds which hold exchange-traded equity or debt securities are valued based on underlying securities, using quoted prices in actively traded markets. Non-exchange traded fixed income securities are valued by the trustee based upon quotations available from brokers or pricing services. A primary price source is identified by asset type, class or issue for each security. The trustees monitor prices supplied by pricing services and may use a supplemental price source or change the primary price source of a given security if the trustees challenge an assigned price and determine that another price source is considered to be preferable. The Company has obtained an understanding of how these prices are derived, including the nature and observability of the inputs used in deriving such prices. Additionally, the Company selectively corroborates the fair values of securities by comparison of market-based price sources.

Fair Value Measurements Using Significant Unobservable Inputs (Level 3):

	Year Ended December 31, 2012			Year Ended December 31, 2011
(in Millions)	Hedge Funds and Similar Investments	Private Equity and Other	Total	Hedge Funds and Similar Investments	Private Equity and Other	Total
Beginning Balance at January 1	$89	$50	$139	$95	$55	$150
Total realized/unrealized gains (losses):
Realized gains (losses)	5	(1)	4	(1)	1	—
Unrealized gains (losses)	(1)	3	2	1	(9)	(8)
Purchases, sales and settlements:
Purchases	73	10	83	19	7	26
Sales	(67)	(10)	(77)	(25)	(4)	(29)
Ending Balance at December 31	$99	$52	$151	$89	$50	$139

The amount of total gains (losses) for the period attributable the change in unrealized gains or losses related to assets still held at the end of the period	$5	$1	$6	$1	$(8)	$(7)

There were no transfers between Level 3 and Level 2 and there were no significant transfers between Level 2 and Level 1 in the years ended December 31, 2012 and 2011.

The Company also participates in defined contribution retirement savings plans for DTE Energy and its affiliates. Participation in one of these plans is available to substantially all represented and non-represented employees. The Company matches employee contributions up to certain predefined limits based upon eligible compensation, the employee's contribution rate and, in some cases, years of credited service. The cost of these plans was $5 million in 2012 and $4 million in both 2011 and 2010.

Other Postretirement Benefits

The Company participates in plans sponsored by LLC that provide certain postretirement health care and life insurance benefits for employees who are eligible for these benefits. The Company's policy is to fund certain trusts to meet our postretirement benefit obligations. Separate qualified Voluntary Employees Beneficiary Association (VEBA) trusts exist for represented and non-represented employees. The Company contributed $25 million to the VEBA trusts in January 2013.

Effective January 1, 2012, in lieu of offering future non-represented employees post-employment health care and life insurance benefits, the Company will allocate $4,000 per year to an account in a tax-exempt trust for each employee. The accumulated balance and earnings in an employee's account will vest when the employee has ten years of service, regardless of age. These funds will be available to the employee to use for health care expenses after the employee leaves the Company.

Effective January 1, 2013, the Company replaced sponsored retiree medical, prescription drug and dental coverage for current and future Medicare eligible non-represented retirees, spouses, surviving spouses, or same sex domestic partners with a
Retiree Health Care Allowance (RHCA) account of $3,500 or $3,250 per year depending on their date of hire.

Net postretirement cost includes the following components:

(in Millions)	2012	2011	2010
Service cost	$17	$15	$14
Interest cost	27	27	28
Expected return on plan assets	(33)	(31)	(23)
Amortization of
Net loss	14	11	9
Prior service cost (credit)	(2)	(2)	1
Net transition obligation	1	1	3
Net postretirement cost	$24	$21	$32

(in Millions)	2012	2011
Other changes in plan assets and APBO recognized in Regulatory assets
Net actuarial (gain) loss	$(21)	$55
Amortization of net actuarial gain	(14)	(11)
Prior service credit	(54)	(1)
Amortization of prior service cost	2	2
Amortization of transition obligation	(1)	(1)
Total recognized in regulatory assets	$(88)	$44

Total recognized in net postretirement cost and Regulatory assets	$(64)	$65

Estimated amounts to be amortized from Regulatory assets into net periodic benefit cost during next fiscal year

Net actuarial loss	$14	$14
Prior service credit	(16)	(2)
Net transition obligation	1	1
	$(1)	$13

The following table reconciles the obligations, assets and funded status of the Company's portion of the plans including amounts recorded as accrued postretirement cost in the Consolidated Statements of Financial Position at December 31:

(in Millions)	2012	2011
Change in accumulated postretirement benefit obligation
Accumulated postretirement benefit obligation, beginning of year	$564	$528
Service cost	17	15
Interest cost	27	27
Plan amendments	(54)	(1)
Actuarial loss	(10)	19
Medicare Part D subsidy	2	2
Benefits paid	(21)	(26)
Accumulated postretirement benefit obligation, end of year	$525	$564

(in Millions)	2012	2011
Change in plan assets
Plan assets at fair value, beginning of year	$332	$346
Company contributions	45	45
Actual return on plan assets	44	(6)
Benefits paid	(25)	(53)
Plan assets at fair value, end of year	$396	$332

Funded status at fair value, December 31	$(129)	$(232)

Noncurrent liabilities	$(129)	$(232)

Amounts recognized in Regulatory assets
Net loss	$167	$202
Prior service credit	(58)	(7)
Net transition obligation	1	1
Regulatory Asset — postretirement costs	$110	$196

At December 31, 2012, the benefits expected to be paid, including prescription drug benefits, in each of the next five years and in the aggregate for the five fiscal years thereafter are as follows:

(in Millions)
2013	$23
2014	25
2015	26
2016	27
2017	28
2018 - 2022	160
Total	$289

Assumptions used in determining the projected benefit obligation and net benefit cost are listed below:

	2012	2011	2010
Projected benefit obligation
Discount rate	4.15%	5.00%	5.50%
Health care trend rate pre- and post- 65	7.00%	7.00%	7.00%
Ultimate health care trend rate	5.00%	5.00%	5.00%
Year in which ultimate reached	2019	2016	2016
Net benefit costs
Discount rate	5.00%	5.50%	5.90%
Expected long-term rate of return on plan assets	8.25%	8.75%	8.75%
Health care trend rate pre- and post-65	7.00%	7.00%	7.00%
Ultimate health care trend rate	5.00%	5.00%	5.00%
Year in which ultimate reached	2020	2019	2016

A one percentage point increase in health care cost trend rates would have increased the total service cost and interest cost components of benefit costs by $7 million and increased the accumulated benefit obligation by $56 million at December 31, 2012. A one percentage point decrease in the health care cost trend rates would have decreased the total service cost and interest cost components of benefit costs by $5 million and would have decreased the accumulated benefit obligation by $75 million at December 31, 2012.

The process used in determining the long-term rate of return for assets and the investment approach for our other postretirement benefits plans is similar to those previously described for our pension plans.

Target allocations for plan assets as of December 31, 2012 are listed below:

U.S. Equity Securities	21%
Non U.S. Equity Securities	20%
Fixed Income Securities	25%
Hedge Funds and Similar Investments	20%
Private Equity and Other	14%
100%

Fair Value Measurements at December 31, 2012 and December 31, 2011(a):

	December 31, 2012				December 31, 2011
(in Millions)	Level 1	Level 2	Level 3	Net Balance	Level 1	Level 2	Level 3	Net Balance
Asset Category:
Short-term investments (b)	$—	$1	$—	$1	$—	$4	$—	$4
Equity securities
U.S. Large Cap (c)	66	1	—	67	59	5	—	64
U.S. Small/Mid Cap (d)	35	—	—	35	24	2	—	26
Non U.S (e)	78	4	—	82	59	5	—	64
Fixed income securities (f)	13	85	—	98	8	80	—	88
Hedge Funds and Similar Investments (g)	35	8	41	84	27	7	32	66
Private Equity and Other (h)	—	—	29	29	—	—	20	20
Total	$227	$99	$70	$396	$177	$103	$52	$332

(a)	See Note 3 — Fair Value for a description of levels within the fair value hierarchy.

(b)
This category predominantly represents certain short-term fixed income securities and money market investments that are managed in separate accounts or commingled funds. Pricing for investments in this category are obtained from quoted prices in actively traded markets or valuations from brokers or pricing services.

(c)
This category comprises both actively and not actively managed portfolios that track the S&P 500 low cost equity index funds. Investments in this category are exchange-traded securities whereby unadjusted quote prices can be obtained. Exchange-traded securities held in a commingled fund are classified as Level 2 assets.

(d)
This category represents portfolios of small and medium capitalization domestic equities. Investments in this category are exchange-traded securities whereby unadjusted quote prices can be obtained. Exchange-traded securities held in a commingled fund are classified as Level 2 assets.

(e)
This category primarily consists of portfolios of non-U.S. developed and emerging market equities. Investments in this category are exchange-traded securities whereby unadjusted quote prices can be obtained. Exchange-traded securities held in a commingled fund are classified as Level 2 assets.

(f)
This category includes corporate bonds from diversified industries, U.S. Treasuries, and mortgage backed securities. Pricing for investments in this category is obtained from quoted prices in actively traded markets and quotations from broker or pricing services. Non-exchange traded securities and exchange-traded securities held in commingled funds are classified as Level 2 assets.

(g)
This category utilizes a diversified group of strategies that attempt to capture financial market inefficiencies and includes publicly traded debt and equity, publicly traded mutual funds, commingled and limited partnership funds and non-exchange traded securities. Pricing for Level 1 and Level 2 assets in this category is obtained from quoted prices in actively traded markets and quoted prices from broker or pricing services. Non-exchange traded securities held in commingled funds are classified as Level 2 assets. Valuations for some Level 3 assets in this category may be based on limited observable inputs as there may be little, if any, publicly available pricing.

(h)
This category includes a diversified group of funds and strategies that primarily invests in private equity partnerships. This category also includes investments in timber and private mezzanine debt. Pricing for investments in this category is based on limited observable inputs as there is little, if any, publicly available pricing. Valuations for assets in this category may be based on discounted cash flow analyses, relative publicly-traded comparables and comparable transactions.

The VEBA trusts hold debt and equity securities directly and indirectly through commingled funds and institutional mutual funds. Exchange-traded debt and equity securities held directly are valued using quoted market prices in actively traded markets. The commingled funds and institutional mutual funds which hold exchange-traded equity or debt securities are valued based on underlying securities, using quoted prices in actively traded markets. Non-exchange traded fixed income securities are valued by the trustee based upon quotations available from brokers or pricing services. A primary price source is identified by asset type, class or issue for each security. The trustees monitor prices supplied by pricing services and may use a supplemental price source or change the primary price source of a given security if the trustees challenge an assigned price and determine that another price source is considered to be preferable. The Company has obtained an understanding of how these prices are derived, including the nature and observability of the inputs used in deriving such prices. Additionally, the Company selectively corroborates the fair values of securities by comparison of market-based price sources.

Fair Value Measurements Using Significant Unobservable Inputs (Level 3):

	Year Ended December 31, 2012			Year Ended December 31, 2011
(in Millions)	Hedge Funds and Similar Investments	Private Equity and Other	Total	Hedge Funds and Similar Investments	Private Equity and Other	Total
Beginning Balance at January 1	$32	$20	$52	$27	$18	$45
Total realized/unrealized gains (losses):
Realized gains (losses)	2	(4)	(2)	(1)	1	—
Unrealized gains (losses)	—	5	5	1	(7)	(6)
Purchases, sales and settlements:
Purchases	30	12	42	23	16	39
Sales	(23)	(4)	(27)	(18)	(8)	(26)
Ending Balance at December 31	$41	$29	$70	$32	$20	$52

The amount of total gains (losses) for the period attributable the change in unrealized gains or losses related to assets still held at the end of the period	$2	$1	$3	$2	$(6)	$(4)

There were no transfers between Level 3 and Level 2 and there were no significant transfers between Level 2 and Level 1 in the years ended December 31, 2012 and 2011.

Healthcare Legislation

In December 2003, the Medicare Act was signed into law which provides for a non-taxable federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least “actuarially equivalent” to the benefit established by law. The effects of the subsidy reduced net periodic postretirement benefit costs by $2 million in 2012, $1 million in 2011, and $2 million in 2010.

Grantor Trust

DTE Gas maintains a Grantor Trust to fund other postretirement benefit obligations that invests in life insurance contracts and income securities. Employees and retirees have no right, title or interest in the assets of the Grantor Trust, and the Company can revoke the trust subject to providing the MPSC with prior notification. DTE Gas accounts for its investment at fair value, approximately $14 million at December 31, 2012, with unrealized gains and losses recorded to earnings. The Grantor Trust is included in Investments on the Consolidated Statements of Financial Position.

NOTE 14 — RELATED PARTY TRANSACTIONS

The Company has agreements with affiliated companies to provide storage and transportation services and for the purchase of natural gas. The Company also has an agreement with a DTE Energy affiliate where it is charged for its use of their shared capital assets. A shared services company accumulates various corporate support services expenses and charges various subsidiaries of DTE Energy, including DTE Gas. DTE Gas participates in a defined benefit retirement plan sponsored by another affiliate of DTE Energy. DTE Gas records federal, state and local income taxes payable to or receivable from DTE Energy based on its federal, state and local tax provisions.

The following is a summary of transactions with affiliated companies:

(in Millions)	2012	2011	2010
Revenues
Storage and transportation services	$4	$2	$2
Other services	3	3	3
Costs
Gas purchases	2	3	2
Other services and interest	18	17	20
Customer service and administrative and general expenses	116	118	118
Other
Dividends declared	82	80	70
Dividends paid	82	80	70
Transfer of subsidiaries to an affiliate	—	12	—
Capital contribution	—	—	25

	December 31
(in Millions)	2012	2011
Assets
Accounts receivable (includes income taxes receivable of $42 and $42, respectively)	$43	$43
Notes receivable	8	6
Prepaid pension assets	97	112
Liabilities & Equity
Accounts payable	22	29
Short-term borrowings	59	3
Other liabilities
Accrued pension liability	180	136
Accrued postretirement liability	129	232

Our accounts and notes receivable from affiliated companies and accounts payable to affiliated companies are payable upon demand and are generally settled in cash within a monthly business cycle.

Charitable contributions to the DTE Energy Foundation were $21 million and $1 million for the years ended December 31, 2012 and 2010, respectively. The DTE Energy Foundation is a non-consolidated not-for-profit private foundation, the purpose of which is to contribute and assist charitable organizations and does not serve a direct business or political purpose of DTE Gas.